Exhibit 99.1
Dear Shareholders,

The second quarter was a quarter of adjustment and progress for Carvana. As a result of changes in the economy, the market, and the industry, we shifted our priorities to focus on driving profitability through operating efficiency and reducing expenses.

The people inside Carvana are responding. We have implemented new internal processes to accelerate our progress, and we are now operating more effectively across the business than at any other time in our history.

Our team’s efforts are producing many positive trends in our key operating metrics. In the second quarter, we drove meaningful sequential improvement in retail units sold, revenue and total GPU, while simultaneously reducing total SG&A dollars. This resulted in material reductions to SG&A per retail unit sold and a significant improvement in EBITDA margin.

Looking through a medium-term lens, we also made tremendous progress this quarter by acquiring ADESA U.S. (“ADESA”), the second largest used vehicle physical auction business in the U.S., significantly increasing the scope of our logistics network and reconditioning capacity. In the few months since the acquisition, we have already made meaningful progress integrating our two businesses, giving us visibility to significant gains in both the short and long term.

The used vehicle industry continues to face high used vehicle prices, rising interest rates, and other macroeconomic pressures. We believe the factors currently impacting used vehicle industry sales are transitory, and at some point, the headwinds we have seen this year will turn into tailwinds. We are adapting to the current environment quickly and using it as an opportunity to become more efficient. As a result, we will be well positioned for the turnaround when it arrives.

In tougher times, focus generally turns to the short term, but it is useful to maintain awareness of the long term as well. It looks better than ever.

Despite all the headwinds we have faced in the economy, in the industry, and from shifting our priorities, we have continued to deliver incredible customer experiences and to rapidly gain market share.

The strength of our customer offering, our market penetration in our more mature markets, and our dramatically improved infrastructure resulting from the acquisition of ADESA bode very well for our future scale.

We believe we have a clear roadmap to return to $4,500 GPU1 and beyond. We still have a long way to go to hit our mid-term SG&A target of $3,000 per unit1, but the path has never been as clearly outlined with concrete internal goals across teams against which we are making rapid, meaningful progress.

We remain firmly on the path to changing the way people buy and sell cars and to becoming the largest and most profitable automotive retailer.

Summary of Q2 2022 Results

Q2 2022 Financial Results: All financial comparisons stated below are versus Q2 2021, unless otherwise noted. Complete financial tables appear at the end of this letter.

•Retail units sold totaled 117,564 an increase of 9%
•Revenue totaled $3.884 billion, an increase of 16%
•Total gross profit was $396 million, a decrease of 28%
•Total gross profit per unit was $3,368, a decrease of $1,752
•Total gross profit per unit includes a $51 impact from the CEO’s gift2 and a $34 impact from expenses related to our May reduction in force
•Total gross profit per unit, excluding these items was $3,453
•Net Income (loss) was $(439) million, a decrease from $45 million

1 Excluding ADESA. For additional details on our mid-term SG&A goal including ADESA please see our updating operating plan presentation posted on our investor relations website.
2 For additional information, please see the 1 Million Milestone Gift materials posted on our investor relations website.

•Adjusted EBITDA margin3 was (6.2%), a decrease from 3.4%
•Adjusted EBITDA margin includes a (0.2%) impact from non-Gift share-based compensation and a (0.4%) impact from our May reduction in force
•Adjusted EBITDA margin excluding these items was (5.6%)
•Basic and diluted net loss, per Class A share was $2.35 based on 101.5 million shares of Class A common stock outstanding

Other Results and Recent Events:

•On April 26, 2022, we issued 15.625 million shares of Carvana Co. Class A common stock, generating total proceeds of $1.2 billion after fees and expenses.
•On May 9, 2022, we closed our acquisition of the ADESA U.S. Physical Auction business from KAR Global for $2.2 billion. The purchase price of the acquisition and funding for future improvements was funded through the issuance of $3.275 billion of new senior notes due 2030.
•In June 2022, we completed a $30 million sale leaseback on the second phase of our Indianapolis inspection and reconditioning center (IRC).
•Following quarter-end, we opened 1 new greenfield IRC near Richmond, VA.
•In July 2022, we launched Carvana Insurance built with Root to enable Coverage in 3 ClicksTM.

Outlook
We made strong progress on our operating plan in Q2 2022, achieving our outlook for meaningful sequential improvement in retail units sold, revenue, total GPU, SG&A per retail unit sold, and EBITDA margin, while also laying the groundwork for additional progress in future quarters.

As discussed in our recent operating plan presentation, given the current industry, economy, and market environment, we have shifted our priorities to lowering expenses and driving positive free cash flow. On the path toward these goals:

•We continue to expect sequential improvements in SG&A per retail unit sold in Q3 vs. Q2 and again in Q4 vs. Q3 on a consolidated basis, inclusive of ADESA SG&A expenses.

•We are maintaining our Q4 stretch goal of $4,000 SG&A per retail unit sold, excluding D&A, SBC, and ADESA. Including the consolidation of ADESA SG&A expenses, this stretch goal maps into a range of $4,350 to $4,450 SG&A per retail unit sold, excluding D&A and SBC. Our ability to achieve our stretch goal will depend primarily on retail unit volume and the total SG&A expense savings that we are able to achieve by Q4.

•Finally, we continue to expect a return to >$4,000 total GPU and significant positive EBITDA in FY 2023, both including and excluding ADESA gross profit and SG&A expenses.

For more information regarding the non-GAAP financial measures discussed in this letter, please see the reconciliations of our non-GAAP measurements to their most directly comparable GAAP-based financial measurements included at the end of this letter.

Integrating ADESA

We closed our acquisition of ADESA on May 9, 2022, and since then our teams have been working closely together on integrating Carvana operations into ADESA locations. As of August 4, we have already:

1.Embedded market hubs at 18 ADESA locations.

2.Began landing over half of the cars we buy from customers that we plan to sell wholesale at ADESA sites.

3.Ramped up our overall inspection and reconditioning volume to over 500 units per week at ADESA sites that complement our existing IRC footprint, mostly in coastal locations.

Looking forward, we plan to continue rapidly adding Carvana functions to ADESA locations while preserving and over time improving upon the operations that successfully made ADESA the second largest used vehicle physical auction business in the U.S. For additional details on ADESA’s Q2 financial results, please see Appendix 1.

1 Adjusted EBITDA margin excludes the impacts of the CEO’s Gift and Other Income and Expense

We are extremely happy with our integration progress so far which has only been possible because of the enthusiasm from the teams on both sides to work together.

This progress and the visibility into additional progress has us more excited than ever about the long-term strategic benefits of the Carvana and ADESA combination.

Expansion

In Q2 2022, we completed our acquisition of ADESA and closed one IRC in Euclid, OH, the smaller of two IRCs in the Cleveland, OH metropolitan area. ADESA’s 56 locations currently have the physical capacity to produce more than 200k units per year when fully staffed with limited real estate improvements. This brought our total annual capacity at full utilization to ~1.2 million units at quarter-end, an increase from ~1 million units at the end of Q1.

We opened 1 new IRC near Richmond, VA in July 2022 and remain on track to open 2 more IRCs in 2022, bringing our total annual capacity at full utilization to ~1.4 million units by the end of 2022.

Looking beyond 2022, we expect to focus our expansion efforts on developing ADESA sites for additional production, as well as improving our logistics network and reducing delivery times and costs.

CARVANA MARKETS, VENDING MACHINES, IRCs, AND ADESA SITES

2
2
HEADQUARTERS
MARKETS
INSPECTION CENTER
MARKET + VENDING MACHINE
ADESA SITES

*As of August 4, 2022

For a complete list of our market opening history, estimated populations, and estimated total industry used vehicle sales by market, along with details on our IRCs, please see: https://investors.carvana.com/investor-resources/investor-materials

Management Objectives

Historically, our three primary financial objectives have been: (1) Grow Retail Units and Revenue; (2) Increase Total Gross Profit Per Unit; and (3) Demonstrate Operating Leverage. We believe continued focus on these goals will lead to a strong long-term financial model.

As discussed in our recent operating plan presentation, given the current industry, economy, and market environment, we have shifted our priorities to lowering expenses and driving positive free cash flow. However, this letter maintains our historical format to discuss our key results.

*Adjusted EBITDA Margin excludes the impacts of the CEO’s Gift and Other Income and Expense which we expect to be immaterial in the long-term

Objective #1: Grow Retail Units and Revenue

Retail units sold in Q2 increased to 117,564, up 9% from 107,815 in Q2 2021. Q2 revenue grew to $3.884 billion, up 16% from $3.336 billion. Revenue grew faster than retail units due to higher used vehicle prices and the acquisition of ADESA.
Our growth in the quarter reflected significant market share gains versus the used vehicle industry as a whole, which was down ~15% year-over-year according to industry data sources. These market share gains reflect the desirability of our customer offering and came despite several headwinds related to our changing priorities.

These headwinds included the disruption of our reduction in force that we completed in May and the adjustment to our priorities to elevate expense reduction as our number one financial objective. For example, we reduced our marketing budget by 15% sequentially and reduced the size of our immediately available inventory versus peak levels, which both created sequential volume headwinds with an eye toward future profitability.

We also made progress strengthening our logistics network in Q2, though we do not believe logistics network changes were a material driver of sequential sales volume.

For additional details on our logistics network please see Appendix 2.

QUARTERLY RETAIL UNIT SALES
315
436
579
775
1,212
1,343
1,776
2,192
3,783
4,355
5,023
5,600
8,334
10,682
11,719
13,517
18,464
22,570
25,324
27,750
36,766
44,000
46,413
50,370
52,427
55,098
64,414
72,172
92,457
107,815
111,949
113,016
105,185
117,564
Q1 14
Q2 14
Q3 14
Q4 14
Q1 15
Q2 15
Q3 15
Q4 15
Q1 16
Q2 16
Q3 16
Q4 16
Q1 17
Q2 17
Q3 17
Q4 17
Q1 18
Q2 18
Q3 18
Q4 18
Q1 19
Q2 19
Q3 19
Q4 19
Q1 20
Q2 20
Q3 20
Q4 20
Q1 21
Q2 21
Q3 21
Q4 21
Q1 22
Q2 22

Objective #2: Increase Total Gross Profit Per Unit

We achieved significant sequential improvement in total GPU in Q2 2022, despite the continued impacts of elevated retail and wholesale costs.

•Total
•Total GPU was $3,368 vs. $5,120 in Q2 2021 and $2,833 in Q1 2022
•Total GPU includes a -$51 impact from Ernie’s 1MM unit milestone gift and a -$34 one-time impact from our May reduction in force.
•Excluding these impacts, total GPU was $3,453 vs. $2,909 in Q1 2022, a sequential improvement of $544.
•Retail
•Retail GPU was $1,131 vs. $2,022 in Q2 2021 and $808 in Q1 2022
•Retail GPU includes a -$51 impact from Ernie’s 1MM unit milestone gift and a -$34 one-time impact from our May reduction in force.
•Excluding these impacts, retail GPU was $1,216 vs. $884 in Q1 2022, a sequential improvement of $332.
•Year-over-year changes in retail GPU were primarily driven by ~$600 per unit higher reconditioning and inbound transport costs compared to Q2 2021, the aforementioned Gift and reduction in force impacts, and higher retail depreciation rates compared to Q2 2021, partially offset by buying more cars from customers.
•Sequential changes in retail GPU were primarily driven by higher spreads between retail sales prices and acquisition prices. Retail reconditioning and inbound transport costs were similar in Q2 and Q1, as we primarily sold vehicles in Q2 that were reconditioned prior to our cost efficiency initiatives.
•Wholesale
•Wholesale GPU was $383 vs. $547 in Q2 2021 and $219 in Q1 2022[1]
•Year-over-year changes in wholesale GPU were driven by a $43 impact from the acquisition of ADESA, as well as wholesale volume growth (units +18% YoY to 55,299), offset by a decrease in gross profit per wholesale unit sold to $814 from $1,254 in Q2 2022 due to higher wholesale market depreciation and higher inbound transport costs on wholesale units sold.
•Sequential changes in wholesale GPU were primarily driven by ADESA and increased spreads between sales and acquisition prices.
•Other
•Other GPU was $1,854 vs. $2,551 in Q2 2021 and $1,806 in Q1 2022
•Year-over-year changes in Other GPU were driven by several factors, including higher benchmark interest rates at time of loan sale relative to origination interest rates, wider credit spreads, and a change in loan sales channel mix, partially offset by the impact of higher industry-wide vehicle prices on average loan size.
•Sequential changes in Other GPU were primarily driven by higher origination rates relative to benchmark interest rates, partially offset by wider credit spreads and a change in loan sales channel mix.
•Looking toward Q3, we expect to sell loans in the whole loan sales format but will maintain flexibility to optimize our channel mix as the quarter progresses.

For additional details on drivers of Total GPU please see Appendix 3.

1 Beginning in Q2 2022, wholesale gross profit and wholesale GPU includes gross profit from the sale of wholesale marketplace vehicles at our acquired ADESA locations. For additional details on the impact of ADESA on wholesale GPU, please see the Q2 2022 Financial Supplement Tables posted on our investor relations website.

Objective #3: Demonstrate Operating Leverage

We made significant sequential improvement in net loss margin and Adjusted EBITDA margin in Q2, levering by 3.2% and 5.0%, respectively, driven by improvements in both GPU gains and SG&A leverage. On a year-over-year basis net loss margin increased by 12.7% and Adjusted EBITDA margin loss increased by 9.9%, each driven by the industry, economic, and internal factors described throughout this letter.

For Q2 2022, as a percentage of revenue:

•Total SG&A levered by 2.2% sequentially, reflecting gains across most components. Compensation and benefits levered by 0.8%, advertising levered by 1.1%, logistics and market occupancy increased by 0.2%, and other SG&A levered by 0.5%. Leverage across these components was driven by adjustments made to better align expense levels with sales volume.

•Total SG&A increased by 4.5% year-over-year, compensation and benefits increased 2.1%, advertising levered by 0.2%, logistics and market occupancy increased by 1.0%, and other SG&A increased by 1.6%.

For additional details on SG&A leverage please see Appendix 4.

Summary

Andy Grove has a famous quote about companies going through difficult periods:

“Bad companies are destroyed by crisis, good companies survive them, great companies are improved by them.”

Quotes that get repeated over time are usually repeated because they are supported by history and ring true. This quote is no different. Plans are full of straight lines, but history tends to zig and zag.

On the way to achieving our mission, we will probably be tested many times. As we have in the past, we will Zag Forward and seek to improve with every test.

The march continues.

Sincerely,

Ernie Garcia, III, Chairman and CEO

Mark Jenkins, CFO

Appendix #1: Additional Details on Integrating ADESA

One of our priorities at ADESA is to continue providing great customer service to ADESA’s auction buyers and sellers and to benefit from ADESA’s existing high-quality business through EBITDA contribution today with the potential to increase very significantly as the auction industry rebounds over the next several years.

The current wholesale auction industry environment is a unique and challenging one, with constraints on new car production leading to much lower than historical supply from large commercial sellers, such as new car manufacturers, rental car companies, and finance companies.

Marketplace unit volume was the primary driver of ADESA’s results in Q2, with units declining ~10% sequentially vs. Q1. Approximately half of this change was due to the attrition of certain customers following the acquisition. Since the closing, we have already had some buyers and sellers that initially pulled away from ADESA come back, and we have also recently had multiple other large commercial sellers increase the volume they are sending to ADESA. The team at ADESA has done an excellent job managing the turbulence of the acquisition and is back to business as usual.

For the partial quarter following the close of our acquisition on May 9, 2022, the ADESA wholesale marketplace transacted 111,883 units, generating $108 million in revenue, $20 million of gross profit excluding depreciation and amortization, and -$2 million of Adjusted EBITDA. For additional details on ADESA financial results, please see the Q2 2022 Financial Supplement Tables posted on our investor relations website.

This partial quarter Adjusted EBITDA included $3 million of one-time expenses and the reallocation of $2 million of gross profit generated from Carvana business that was internalized following the acquisition. In addition, these results were impacted by a temporary pause on making operating adjustments while our two companies merged. Following quarter end, we began implementing changes that we expect to positively impact EBITDA contribution by approximately $7 million per quarter by later this year.

As a result of the way the teams have come together, all we have continued to learn about the business, the rapid progress we are making in integration, and the long-term opportunity that exists between the two companies, we are more excited than ever about our acquisition of ADESA.

Appendix #2: Additional Details on Strengthening the Logistics Network

Logistics continues to be an important area where there is significant room for additional improvement in reliability, costs, and delivery speed. It is also an area where we have made a lot of fundamental progress recently.

Starting with speed metrics, delivery times across the network have largely been flat over the last several months. These metrics have remained approximately flat as a result of the fundamental progress that we are making being offset by three temporary headwinds.

•The first headwind has been adding delivery time buffers in many states to provide cushion for our title and registration teams to work with the various states to complete necessary registration paperwork. As it relates to title and registration, it is important to note that we are (a) at the best execution levels we have ever been in our history, (b) based on data we have access to, in many cases likely better than the majority of traditional dealerships, and (c) committed to making additional progress which is what has caused us to add buffers in certain states. We expect to remove these buffers over time as we continue to improve our processes and obtain licenses at additional locations, which simplifies paperwork processing.

•Second, reduced affordability and the tougher economic environment have led to an increase in the rate of customer order cancellation, which leads to additional strain per sale on our network. While we expect this effect to also be transitory and to alleviate over time naturally when affordability and the economy improve, we are also actively working on several product improvements to reduce this unnecessary strain.

•Third, as part of our work to balance the business with sales volume, we have reduced the size of our inventory which, all else constant, causes customers to select cars that are further away from them on average.
•
Moving to reliability, two important metrics we use internally measure the percentage of scheduled multi-car hauler trips and of individual car loading events that are executed as expected. Both metrics have improved materially over the last couple months and are now at levels that are similar to or better than prior to the Omicron wave. This progress has been the result of product and process enhancements as well as more internal benchmarking leading to operational focus at our sites with the most opportunity for improvement.

Finally, on cost, an important driver for our network is our utilization percentage which measures what percentage of vehicle slots are utilized on a mile weighted basis across our logistics network. Over the last 6 months, we have reduced unutilized slots by approximately one third. This has been accomplished with fundamental product enhancements and by balancing inventory positioning which got out of balance in the first quarter. We added route utilization awareness into our vehicle bidding systems, into our schedulers, and into our customer facing merchandising to nudge transportation demand toward routes where the logistics network is better suited to fulfill it reliably and efficiently.

Historically these systems had awareness of shipping distance, but were unaware of utilization on required routes. In order to improve inventory positioning without building in recurring costs, we spent more on third party transportation in the second quarter to move inventory from our most out of balance locations. Over time, we will explore the appropriate balance of utilization and speed in our logistics network as these are performance criteria that can be traded off with one another.

Overall, we feel that our logistics network is stronger than it has been in recent history. That said, we have significantly more progress to make and we have better visibility than ever into how to make that progress. This will continue to be an area of the business that receives increased attention.

Appendix #3: Additional Details on Drivers of Total GPU

We achieved $3,410 total GPU ex Gift, RIF, ADESA in Q2, while experiencing several notable impacts on the business.

•First, retail reconditioning and inbound transport costs were up ~$600 per unit YoY. We made progress in Q2 on reducing costs on produced units that were pushed to the website, but this progress will take time to appear in retail cost of sales as the newly produced units are sold and units produced in past periods with higher cost structures become a smaller share of sales.

•Second, the current used vehicle affordability and interest rate environment is having an impact on the share and mix of customers who finance a vehicle with us. As used vehicle prices normalize we expect favorable finance attachment rate and mix effects relative to Q2. We estimate attach rate and mix effects vs. a normalized environment at ~$250 of Other GPU.

•Third, we saw industry-wide cost of funds for large, mature issuers increase relative to benchmark rates in Q2 relative to Q1 2022 and FY 2021. We have not yet passed on these cost of fund increases, which we estimate at less than 1 point of rate, but we are starting to see other lenders increase rates and believe the industry will continue to pass through increased costs. We estimate the impact of passing through cost of funds increases at ~$250 of Other GPU.

•Finally, we experienced an impact from a higher cost of funds on our Q2 securitization relative to large, mature issuers. We estimate this impact at ~$100 of Other GPU, which we view as transitory based on the specific timing of our Q2 securitization.

Beyond these notable impacts, we also see several additional opportunities.

•With our recent acquisition of ADESA, we also see an opportunity to utilize ADESA locations to expand our wholesale volume and GPU.

•In July, we launched our fully embedded insurance offering with Root, providing an opportunity for expanded insurance-related GPU.

•We continue to see multiple opportunities to expand Other GPU by adding new products to our checkout flow when priorities permit and further enhancements to our finance platform.

Putting it all together, we continue to have strong conviction about our vertically integrated business model’s ability to generate significant GPU, largely through normalizing large temporary impacts and operating our standard playbook on other opportunities.

Appendix #4: Additional Details on SG&A per Retail Unit Sold

Our path to our midterm goal on SG&A per retail unit sold has two phases.

Phase 1: Return to previous levels of SG&A per retail unit sold ex D&A and SBC

•The first phase is a return to $4,000 SG&A per retail unit sold excluding D&A, SBC, and ADESA (or equivalently, our consolidated goal of $4,350-4,450 ex D&A and SBC including ADESA). We have achieved this goal in several quarters in the past.

•The most important step in this phase is managing SG&A expenses down in absolute dollar terms to match volume. Our business has several levers to adjust expense levels. The largest of these are staffing levels, scheduling optimization, in-sourcing third-party services, and reducing other discretionary expenses.

Phase 2: Proceed to Midterm Goal

•Our teams are focused on our primary objective of driving efficiency and reducing SG&A per retail unit sold. Across the business, we have numerous initiatives in place to drive toward our midterm goal.

•In logistics, we have several key initiatives underway to lower costs, improve speed, and enhance reliability. These include reducing third-party logistics spend, increasing utilization through better load balancing across the network, improving trip and staging execution, and reducing vehicle miles traveled.

•In our last-mile delivery network, we have several key initiatives underway for improving cost per retail unit sold, while maintaining strong availability for our customers, including (i) internal benchmarking and performance management, (ii) staffing and scheduling optimization, (iii) in-sourcing third-party vehicle pick-ups, (iv) pairing retail and buying cars from customer activities, and (v) increasing vending machine utilization.

•In customer care, we have several key initiatives underway for improving cost per retail unit sold, while maintaining a strong customer experience, including (i) internal benchmarking and performance management, (ii) automation of manual tasks, (iii) simplified advocate workflows, (iv) enhanced customer communication, and (v) reduction of duplicated and low value tasks.

•In advertising, our two primary areas of focus are (i) optimizing spend by mixing toward higher efficiency channels, campaigns, and markets, and (ii) increasing customer conversion to sale. We have several key initiatives underway to improve conversion to sale, including a new co-signer product offering, more affordable inventory, and improvements to the logistics network, as discussed above.

•Finally, in corporate and technology, we continue to see opportunities to reduce inefficient and discretionary spend, which combined with growth in volume, will lower per unit expenses.

We are already seeing gains across these areas and are excited to progress to our near-term, midterm, and long-term SG&A goals.

Appendix

Conference Call Details

Carvana will host a conference call today, August 4, 2022, at 5:30 p.m. EST (2:30 p.m. PST) to discuss financial results. To participate in the live call, analysts and investors should dial (833) 255-2830 or (412) 902-6715, and ask for “Carvana Earnings.” A live audio webcast of the conference call along with supplemental financial information will also be accessible on the company’s website at investors.carvana.com. Following the webcast, an archived version will also be available on the Investor Relations section of the company’s website. A telephonic replay of the conference call will be available until August 11, 2022, by dialing (877) 344-7529 or (412) 317-0088 and entering passcode 6706049#.

Forward Looking Statements

This letter contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect Carvana’s current expectations and projections with respect to, among other things, its financial condition, results of operations, plans, objectives, future performance, and business. These statements may be preceded by, followed by or include the words “aim,” “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “intend,” “likely,” “outlook,” “plan,” “potential,” “project,” “projection,” “seek,” “can,” “could,” “may,” “should,” “would,” “will,” the negatives thereof and other words and terms of similar meaning.
Forward-looking statements include all statements that are not historical facts. Such forward-looking statements are subject to various risks and uncertainties. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. Among these factors are risks related to the “Risk Factors” identified in our Annual Report on Form 10-K for 2021 and Quarterly Report on Form 10-Q for the quarter ending March 31, 2022.
There is no assurance that any forward-looking statements will materialize. You are cautioned not to place undue reliance on forward-looking statements, which reflect expectations only as of this date. Carvana does not undertake any obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments, or otherwise.

Use of Non-GAAP Financial Measures

As appropriate, we supplement our results of operations determined in accordance with U.S. generally accepted accounting principles (“GAAP”) with certain non-GAAP financial measurements that are used by management, and which we believe are useful to investors, as supplemental operational measurements to evaluate our financial performance. These measurements should not be considered in isolation or as a substitute for reported GAAP results because they may include or exclude certain items as compared to similar GAAP-based measurements, and such measurements may not be comparable to similarly-titled measurements reported by other companies. Rather, these measurements should be considered as an additional way of viewing aspects of our operations that provide a more complete understanding of our business. We strongly encourage investors to review our consolidated financial statements included in publicly filed reports in their entirety and not rely solely on any one, single financial measurement or communication.

Reconciliations of our non-GAAP measurements to their most directly comparable GAAP-based financial measurements are included at the end of this letter.

Investor Relations Contact Information: Mike Levin, investors@carvana.com

CARVANA CO. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In millions, except number of shares, which are reflected in thousands, and par values)

	June 30, 2022	December 31, 2021
ASSETS
Current assets:
Cash and cash equivalents	$1,047	$403
Restricted cash	150	233
Accounts receivable, net	428	206
Finance receivables held for sale, net	393	356
Vehicle inventory	2,865	3,149
Beneficial interests in securitizations	401	382
Other current assets, including $8 and $12, respectively, due from related parties	207	163
Total current assets	5,491	4,892
Property and equipment, net	3,261	1,560
Operating lease right-of-use assets, including $15 and $17, respectively, from leases with related parties	659	369
Intangible assets, net	82	4
Goodwill	847	9
Other assets, including $3 and $7, respectively, due from related parties	162	181
Total assets	$10,502	$7,015
LIABILITIES & STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued liabilities, including $24 and $27, respectively, due to related parties	$981	$656
Short-term revolving facilities	1,118	2,053
Current portion of long-term debt	212	152
Other current liabilities, including $4 and $3, respectively, from leases with related parties	57	29
Total current liabilities	2,368	2,890
Long-term debt, excluding current portion	6,605	3,208
Operating lease liabilities, excluding current portion, including $11 and $13, respectively, from leases with related parties	640	361
Other liabilities	25	31
Total liabilities	9,638	6,490
Commitments and contingencies
Stockholders' equity:
Preferred stock, $0.01 par value - 50,000 shares authorized; none issued and outstanding as of June 30, 2022 and December 31, 2021	—	—
Class A common stock, $0.001 par value - 500,000 shares authorized; 105,789 and 89,930 shares issued and outstanding as of June 30, 2022 and December 31, 2021, respectively	—	—
Class B common stock, $0.001 par value - 125,000 shares authorized; 82,900 shares issued and outstanding as of June 30, 2022 and December 31, 2021	—	—
Additional paid-in capital	1,526	795
Accumulated deficit	(987)	(489)
Total stockholders' equity attributable to Carvana Co.	539	306
Non-controlling interests	325	219
Total stockholders' equity	864	525
Total liabilities & stockholders' equity	$10,502	$7,015

CARVANA CO. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In millions, except number of shares, which are reflected in thousands, and per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Sales and operating revenues:
Used vehicle sales, net	$2,962	$2,504	$5,694	$4,304
Wholesale sales and revenues, including $7, $16, $21 and $22, respectively, from related parties	704	557	1,279	797
Other sales and revenues, including $50, $49, $98 and $91, respectively, from related parties	218	275	408	480
Net sales and operating revenues	3,884	3,336	7,381	5,581
Cost of sales, including $9, $3, $18 and $4, respectively, to related parties	3,488	2,784	6,687	4,691
Gross profit	396	552	694	890
Selling, general and administrative expenses, including $7, $6, $13 and $12, respectively, to related parties	721	470	1,448	867
Interest expense	116	43	180	73
Other (income) expense, net	(3)	(6)	10	(13)
Net (loss) income before income taxes	(438)	45	(944)	(37)
Income tax provision	1	—	1	—
Net (loss) income	(439)	45	(945)	(37)
Net (loss) income attributable to non-controlling interests	(201)	23	(447)	(23)
Net (loss) income attributable to Carvana Co.	$(238)	$22	$(498)	$(14)

Net (loss) earnings per share of Class A common stock - basic	$(2.35)	$0.27	$(5.20)	$(0.18)
Net (loss) earnings per share of Class A common stock - diluted	$(2.35)	$0.26	$(5.20)	$(0.18)

Weighted-average shares of Class A common stock - basic (1)	101,450	81,398	95,773	79,751
Weighted-average shares of Class A common stock - diluted	101,450	176,015	95,773	79,751
(1) Weighted-average shares of Class A common stock - basic - outstanding have been adjusted for unvested restricted stock awards.

CARVANA CO. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(In millions)

	Six Months Ended June 30,
	2022	2021
Cash Flows from Operating Activities:
Net loss	$(945)	$(37)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization expense	101	46
Equity-based compensation expense	42	18
Loss on disposal of property and equipment	2	1
Provision for bad debt and valuation allowance	8	6
Amortization and write-off of debt issuance costs	12	5
Unrealized loss on warrants to acquire Root Class A common stock	5	—
Unrealized loss (gain) on beneficial interests in securitization	10	(4)
Changes in finance receivable related assets:
Originations of finance receivables	(3,960)	(3,289)
Proceeds from sale of finance receivables, net	3,921	3,254
Gain on loan sales	(235)	(338)
Principal payments received on finance receivables held for sale	113	78
Other changes in assets and liabilities:
Vehicle inventory	333	(926)
Accounts receivable	(29)	(111)
Other assets	(19)	(60)
Accounts payable and accrued liabilities	122	216
Operating lease right-of-use assets	(102)	(4)
Operating lease liabilities	140	6
Other liabilities	(6)	—
Net cash used in operating activities	(487)	(1,139)
Cash Flows from Investing Activities:
Purchases of property and equipment	(361)	(194)
Payments for acquisitions, net of cash acquired	(2,189)	—
Principal payments received on and proceeds from sale of beneficial interests	25	20
Net cash used in investing activities	(2,525)	(174)
Cash Flows from Financing Activities:
Proceeds from short-term revolving facilities	8,159	4,664
Payments on short-term revolving facilities	(9,094)	(4,024)
Proceeds from issuance of long-term debt	3,416	710
Payments on long-term debt	(66)	(29)
Payments of debt issuance costs	(65)	(11)
Net proceeds from issuance of Class A common stock	1,227	—
Proceeds from equity-based compensation plans	3	1
Tax withholdings related to restricted stock units and awards	(7)	(17)
Net cash provided by financing activities	3,573	1,294
Net increase (decrease) in cash, cash equivalents and restricted cash	561	(19)
Cash, cash equivalents and restricted cash at beginning of period	636	329
Cash, cash equivalents and restricted cash at end of period	$1,197	$310

CARVANA CO. AND SUBSIDIARIES
OUTSTANDING SHARES AND LLC UNITS
(Unaudited)

LLC Units (adjusted for the exchange ratio and participation thresholds) are considered potentially dilutive shares of Class A common stock because they are exchangeable into shares of Class A common stock, if the Company elects not to settle exchanges in cash. Weighted-average shares of Class A common stock and as-exchanged LLC Units, which were evaluated for potentially dilutive effects and were determined to be anti-dilutive, are as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021

	(in thousands)
Weighted-average shares of Class A common stock outstanding	101,450	81,398	95,773	79,751
Weighted-average as-exchanged LLC Units for shares of Class A common stock (1)	84,798	—	84,798	91,731
	186,248	81,398	180,571	171,482

(1) For the three months ended June 30, 2021, the weighted-average as-exchanged LLC Units for shares of Class A common stock were considered dilutive and included in the weighted-average shares of Class A common stock - diluted amount of 176,015.

CARVANA CO. AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES (continued)
(Unaudited)

Adjusted EBITDA, Adjusted EBITDA, excluding non-Gift share-based compensation, Adjusted EBITDA Margin, and Adjusted EBITDA Margin, excluding non-Gift share-based compensation

Adjusted EBITDA, Adjusted EBITDA, excluding non-Gift share-based compensation, Adjusted EBITDA Margin, and Adjusted EBITDA Margin, excluding non-Gift share-based compensation are supplemental measures of operating performance that do not represent and should not be considered an alternative to net (loss) income or cash flow from operations, as determined by U.S. GAAP. Adjusted EBITDA is defined as net (loss) income plus income tax expense, interest expense, other (income) expense, net, depreciation and amortization, and share-based compensation related to the CEO Milestone Gift, Following our acquisition of ADESA, we are also excluding depreciation and amortization expense which is expensed as part of cost of sales which has historically been only a small component of cost of sales. Adjusted EBITDA, excluding non-Gift share-based compensation is defined as Adjusted EBITDA plus share-based compensation unrelated to the CEO Milestone Gift. Adjusted EBITDA Margin is Adjusted EBITDA as a percentage of total revenues. Adjusted EBITDA Margin, excluding non-Gift share-based compensation is Adjusted EBITDA, excluding non-Gift share-based compensation as a percentage of total revenues. We use Adjusted EBITDA and Adjusted EBITDA, excluding non-Gift share-based compensation to measure the operating performance of our business and Adjusted EBITDA Margin and Adjusted EBITDA Margin, excluding non-Gift share-based compensation to measure our operating performance relative to our total revenues. We believe these metrics are useful measures to us and to our investors because they exclude certain financial and capital structure items that we do not believe directly reflect our core operations and may not be indicative of our recurring operations, in part because they may vary widely across time and within our industry independent of the performance of our core operations. We believe that excluding these items enables us to more effectively evaluate our performance period-over-period and relative to our competitors. Adjusted EBITDA, Adjusted EBITDA, excluding non-Gift share-based compensation, Adjusted EBITDA Margin, and Adjusted EBITDA Margin, excluding non-Gift share-based compensation may not be comparable to similarly titled measures provided by other companies due to potential differences in methods of calculations.

A reconciliation of Adjusted EBITDA and Adjusted EBITDA, excluding non-Gift share-based compensation to net (loss) income, which is the most directly comparable U.S. GAAP measure, and calculation of Adjusted EBITDA Margin and Adjusted EBITDA Margin, excluding non-Gift share-based compensation is as follows:

	Three Months Ended
(dollars in millions)	Jun 30, 2021	Sep 30, 2021	Dec 31, 2021	Mar 31, 2022	Jun 30, 2022
Net (loss) income	$45	$(68)	$(182)	$(506)	$(439)
Income tax provision	—	—	1	—	1
Interest expense	43	48	55	64	116
Other (income) expense, net	(6)	(3)	22	13	(3)
Depreciation and amortization expense	30	32	40	45	76
CEO Milestone Gift in cost of sales	—	—	—	8	6
CEO Milestone Gift in SG&A	—	—	—	20	4
Adjusted EBITDA (1)	$112	$9	$(64)	$(356)	$(239)
Share-based compensation, excluding Gift	9	11	11	10	9
Adjusted EBITDA, excluding non-Gift share-based compensation (1)	$121	$20	$(53)	$(346)	$(230)

Total revenues	$3,336	$3,480	$3,753	$3,497	$3,884
Adjusted EBITDA Margin (2)	3.4%	0.3%	(1.7)%	(10.2)%	(6.2)%
Adjusted EBITDA Margin, excluding non-Gift share-based compensation (2)	3.6%	0.6%	(1.4)%	(9.9)%	(5.9)%

(1) For the three months ended June 30, 2022, includes $14 of expenses associated with the previously announced workforce reduction.
(2) For the three months ended June 30, 2022, includes 0.4% of expenses associated with the previously announced workforce reduction.

	Years Ended December 31,
(dollars in millions)	2015	2016	2017	2018	2019	2020	2021
Net loss	$(37)	$(93)	$(164)	$(255)	$(365)	$(462)	$(287)
Income tax provision	—	—	—	—	—	—	1
Interest expense	1	3	7	25	81	131	176
Other (income) expense, net	—	—	1	1	4	(1)	6
Depreciation and amortization expense	3	5	12	24	41	74	129
CEO Milestone Gift in cost of sales	—	—	—	4	5	1	—
CEO Milestone Gift in SG&A	—	—	—	8	8	—	—
Adjusted EBITDA	$(33)	$(85)	$(144)	$(193)	$(226)	$(257)	$25
Share-based compensation, excluding Gift	—	—	6	14	23	25	39
Adjusted EBITDA, excluding non-Gift share-based compensation	$(33)	$(85)	$(138)	$(179)	$(203)	$(232)	$64

Total revenues	$130	$365	$859	$1,955	$3,940	$5,587	$12,814
Adjusted EBITDA Margin	(25.0)%	(23.2)%	(16.8)%	(9.9)%	(5.7)%	(4.6)%	0.2%
Adjusted EBITDA Margin, excluding non-Gift share-based compensation	(25.0)%	(23.2)%	(16.1)%	(9.2)%	(5.2)%	(4.2)%	0.5%

	Three Months Ended,
(dollars in millions)	Q2 14	Q2 15	Q2 16	Q2 17	Q2 18	Q2 19	Q2 20	Q2 21	Q2 22
Net (loss) income	$(3)	$(8)	$(18)	$(39)	$(51)	$(64)	$(106)	$45	$(439)
Income tax provision	—	—	—	—	—	—	—	—	1
Interest expense	—	—	1	3	4	19	20	43	116
Other (income) expense, net	—	—	—	—	—	1	(3)	(6)	(3)
Depreciation and amortization expense	—	1	1	3	5	9	18	30	76
CEO Milestone Gift in cost of sales	—	—	—	—	—	2	—	—	6
CEO Milestone Gift in SG&A	—	—	—	—	—	1	—	—	4
Adjusted EBITDA	$(3)	$(7)	$(16)	$(33)	$(42)	$(32)	$(71)	$112	$(239)
Share-based compensation, excluding Gift	—	—	—	2	3	6	6	9	9
Adjusted EBITDA, excluding non-Gift share-based compensation	$(3)	$(7)	$(16)	$(31)	$(39)	$(26)	$(65)	$121	$(230)

Total revenues	$9	$29	$87	$209	$475	$986	$1,118	$3,336	$3,884
Adjusted EBITDA Margin	(25.6)%	(23.0)%	(18.9)%	(15.8)%	(8.8)%	(3.2)%	(6.4)%	3.4%	(6.2)%
Adjusted EBITDA Margin, excluding non-Gift share-based compensation	(25.6)%	(23.0)%	(18.9)%	(14.8)%	(8.2)%	(2.6)%	(5.8)%	3.6%	(5.9)%

CARVANA CO. AND SUBSIDIARIES
RESULTS OF OPERATIONS
(Unaudited)

	Three Months Ended June 30,			Six Months Ended June 30,
	2022	2021	Change	2022	2021	Change

	(in millions, except unit and per unit amounts)			(in millions, except unit and per unit amounts)
Net sales and operating revenues:
Used vehicle sales, net	$2,962	$2,504	18.3%	$5,694	$4,304	32.3%
Wholesale sales and revenues (1)	704	557	26.4%	1,279	797	60.5%
Other sales and revenues (2)	218	275	(20.7)%	408	480	(15.0)%
Total net sales and operating revenues	$3,884	$3,336	16.4%	$7,381	$5,581	32.3%
Gross profit:
Used vehicle gross profit (3)	$133	$218	(39.0)%	$218	$330	(33.9)%
Wholesale gross profit (1)	45	59	(23.7)%	68	80	(15.0)%
Other gross profit (2)	218	275	(20.7)%	408	480	(15.0)%
Total gross profit	$396	$552	(28.3)%	$694	$890	(22.0)%
Unit sales information:
Used vehicle unit sales	117,564	107,815	9.0%	222,749	200,272	11.2%
Wholesale vehicle unit sales	55,299	47,052	17.5%	105,579	73,092	44.4%
Per unit selling prices:
Used vehicles	25,195	23,225	8.5%	25,562	21,491	18.9%
Wholesale vehicles	12,731	11,838	7.5%	12,114	10,904	11.1%
Per retail unit gross profit:
Used vehicle gross profit (4)	$1,131	$2,022	(44.1)%	$979	$1,648	(40.6)%
Wholesale gross profit	383	547	(30.0)%	305	399	(23.6)%
Other gross profit	1,854	2,551	(27.3)%	1,832	2,397	(23.6)%
Total gross profit	$3,368	$5,120	(34.2)%	$3,116	$4,444	(29.9)%
Per wholesale unit gross profit:
Wholesale vehicle gross profit	$814	$1,254	(35.1)%	$644	$1,095	(41.2)%
Wholesale marketplace:
Wholesale marketplace units sold	111,883	$—	NM	111,883	$—	NM
Wholesale marketplace revenues (5)	$108	$—	NM	$108	$—	NM
Wholesale marketplace gross profit (5) (6)	$5	$—	NM	$5	$—	NM
_________________________
(1) Includes $7, $16, $21 and $22, respectively, of wholesale revenue from related parties.
(2) Includes $50, $49, $98 and $91, respectively, of other sales and revenues from related parties.
(3) For the three and six months ended June 30, 2022, used vehicle gross profit includes $6 and $14, respectively, of share-based compensation expense related to the CEO Milestone Gift.
(4) For the three and six months ended June 30, 2022, used vehicle per unit gross profit includes $51 and $63, respectively, of share-based compensation expense related to the CEO Milestone Gift.
(5) Wholesale marketplace revenues and wholesale marketplace gross profit are included in wholesale sales and revenues and wholesale gross profit, respectively.
(6) Wholesale marketplace gross profit includes $15 of depreciation and amortization expense.
NM = Not meaningful

CARVANA CO. AND SUBSIDIARIES
COMPONENTS OF SG&A
(Unaudited)

	Three Months Ended
	Jun 30, 2021	Sep 30, 2021	Dec 31, 2021	Mar 31, 2022	Jun 30, 2022

	(in millions)
Compensation and benefits (1)	$148	$181	$212	$236	$248
CEO Milestone Gift (2)	—	—	—	20	4
Advertising	119	126	134	155	131
Market occupancy (3)	15	18	24	23	24
Logistics (4)	34	40	44	56	71
Other (5)	154	181	206	237	243
Total	$470	$546	$620	$727	$721
Depreciation and amortization	24	26	33	37	49
Share-based compensation, excluding Gift	9	$11	$11	$10	9
Total, excluding depreciation and amortization and share-based compensation	$437	$509	$576	$660	$659
_________________________
(1) Compensation and benefits includes all payroll and related costs, including benefits, payroll taxes, and equity-based compensation, except those related to preparing vehicles for sale, which are included in cost of sales, and those related to the development of software products for internal use, which are capitalized to software and depreciated over the estimated useful lives of the related assets.
(2) CEO Milestone Gift includes all equity-based compensation and payroll tax costs associated with the CEO's gift of personal stock to employees upon the company's one millionth vehicle sold, except those costs related to preparing vehicles for sale, which are included in cost of sales.
(3) Market occupancy costs includes occupancy costs of our vending machine and hubs. It excludes occupancy costs related to reconditioning vehicles which are included in cost of sales and the portion related to corporate occupancy which are included in other costs.
(4) Logistics includes fuel, maintenance and depreciation related to operating our own transportation fleet, and third-party transportation fees, except the portion related to inbound transportation, which is included in cost of sales.
(5) Other costs include all other selling, general and administrative expenses such as IT expenses, corporate occupancy, professional services and insurance, limited warranty, and title and registration.

CARVANA CO. AND SUBSIDIARIES
LIQUIDITY RESOURCES
(Unaudited)

We had the following liquidity resources available as of June 30, 2022 and 2021:

	June 30, 2022	December 31, 2021

	(in millions)
Cash and cash equivalents	$1,047	$403
Availability under short-term revolving facilities (1)	1,603	438
Committed liquidity resources available	$2,650	$841
Unpledged vehicle inventory not included above(2)	—	665
Unpledged real estate not included above(3)	1,972	677
Unpledged beneficial interests in securitizations(4)	124	100
Total liquidity resources(5)	$4,746	$2,283
_________________________
1.Availability under short-term revolving facilities is the available amount we can borrow under our existing vehicle inventory floor plan and finance receivable facilities based on the pledgable value of vehicle inventory and finance receivables on our balance sheet on the period end date, excluding the impact to restricted cash requirements. This is distinct from the total commitment amount of these facilities because it represents the currently borrowable amount, rather than committed future amounts that could be borrowed to finance future additional assets.
2.Unpledged vehicle inventory is the value of vehicle inventory on our balance sheet on the period end date beyond that covered by committed financing agreements. On February 1, 2022, we upsized our vehicle inventory floor plan commitment to $3.0 billion.
3.Unpledged real estate assets include IRC, ADESA locations and vending machine real estate assets that have not been previously pledged or sold. Since our first sale-leaseback transaction in 2017, we have historically had flexible access to real estate financing and expect to continue to use various forms of real estate financing in the future.
4.Unpledged beneficial interests in securitizations includes retained beneficial interests in securitizations that have not been previously pledged or sold. We historically have financed the majority of our retained beneficial interests in securitizations and expect to continue to do so in the future.
5.Total liquidity resources is composed of cash and equivalents, availability under existing credit facilities, and additional unpledged assets, including vehicle inventory, finance receivables, real estate, and securities on our balance sheet that can be financed using traditional asset-based financing sources. To optimize our cost of capital, in any given period we may choose not to maximize borrowings on our short-term revolving facilities, maximize revolving commitment size, or immediately sale-leaseback or pledge real estate and retained beneficial interests in securitizations. This has the benefit of reducing interest expense and debt issuance costs and providing flexibility to minimize financing costs over time.